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                    May 28, 2020

       Jessica T. Graziano
       Chief Financial Officer
       United Rentals, Inc.
       100 First Stamford Place, Suite 700
       Stamford, Connecticut 06902

                                                        Re: United Rentals,
Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed January 29,
2020
                                                            File No. 001-14387

       Dear Ms. Graziano:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services